Exhibit 99.1

Stereotaxis Reports 2022 Second Quarter Financial Results

ST. LOUIS, MO, Aug. 9, 2022 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the second quarter ended June 30, 2022.

“Despite macro pressures and the poor optics of our financial results, Stereotaxis is making significant progress commercially and technologically,” said David Fischel, Chairman and CEO. “I am pleased with our progress and confident in where we stand and the path ahead of us. We see continued demand for our technology, are advancing a transformative innovation pipeline, and are assembling an all-star commercial team, all while maintaining financial stability and strength.”

“We received three orders for Genesis systems during the second quarter, two since our last call and one of which will become a second active robot at a prestigious US hospital. The recent CE Mark submission for the MAGiC ablation catheter is reflective of the methodical progress being made across multiple fronts on our strategic innovation plan. We continue to anticipate multiple highly impactful technologies to be launched throughout 2023 and beyond. As these launches approach we are placing increased focus on ensuring the right commercial team, infrastructure and processes are in place to drive substantial revenue growth. The addition of highly experienced commercial leaders to our team is a testament to the opportunity in front of us.”

2022 Second Quarter Financial Results

Revenue for the second quarter of 2022 totaled $6.2 million, compared to $9.1 million in the prior year second quarter with the decrease primarily driven by lower revenue recognition of system sales in the current quarter. System revenue for the second quarter was $0.6 million and recurring revenue was $5.6 million.

Gross margin for the second quarter of 2022 was 76% of revenue, with system gross margin of 16% and recurring revenue gross margin of 83%. Operating expenses in the quarter of $9.8 million include $2.7 million in non-cash stock compensation expense. Excluding stock compensation expense, adjusted operating expenses were $7.2 million, consistent with the prior year second quarter.

Operating loss and net loss for the second quarter of 2022 were both approximately ($5.2) million, compared to a ($3.4) million operating loss and a ($1.2) million net loss in the previous year. Net loss in the prior year quarter reflects a favorable $2.2 million adjustment for the forgiveness of the Paycheck Protection Loan. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were both ($2.5) million. Negative free cash flow for the second quarter was ($1.8) million.

Cash Balance and Liquidity

At June 30, 2022, Stereotaxis had cash and cash equivalents, including restricted cash, of $35.1 million and no debt.

Forward Looking Expectations

Revenue for the first half of this year represents a nadir in performance with results in the second half expected to be substantially higher. Stereotaxis’ current system backlog of over $12 million supports its prior guidance of overall revenue growth in 2022. While this guidance remains achievable, significant variability in hospital construction timelines suggests that a sufficient portion of backlog may be recognized as revenue in the following year, introducing caution to this guidance. Substantial and consistent revenue growth in the coming years is expected to be supported by new technology launches and an enhanced commercial organization. Stereotaxis expects to end the year with approximately $32 million in cash and cash equivalents, maintaining a robust balance sheet that allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 9, 2022, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-888-394-8218 (US and Canada) or 1-856-344-9221 (International) and give the participant pass code 9211068. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Investor Contacts:	Media Contact:

David L. Fischel	Bethanne Schluter
Chairman and Chief Executive Officer	Director, Marketing & Communications

Kimberly Peery
Chief Financial Officer

314-678-6100
Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue:
Systems	$602	$2,686	$2,236	$5,289
Disposables, service and accessories	5,550	6,118	10,953	11,892
Sublease	-	247	-	493
Total revenue	6,152	9,051	13,189	17,674

Cost of revenue:
Systems	509	1,390	1,801	2,825
Disposables, service and accessories	973	882	1,794	1,808
Sublease	-	247	-	493
Total cost of revenue	1,482	2,519	3,595	5,126

Gross margin	4,670	6,532	9,594	12,548

Operating expenses:
Research and development	2,893	2,717	5,340	5,084
Sales and marketing	3,279	3,045	6,225	5,992
General and administrative	3,677	4,161	7,297	6,391
Total operating expenses	9,849	9,923	18,862	17,467
Operating loss	(5,179)	(3,391)	(9,268)	(4,919)

Interest (expense) income, net	45	(3)	48	(7)
Gain on extinguishment of debt	-	2,183	-	2,183
Net loss	$(5,134)	$(1,211)	$(9,220)	$(2,743)
Cumulative dividend on convertible preferred stock	(335)	(335)	(666)	(668)
Net loss attributable to common stockholders	$(5,469)	$(1,546)	$(9,886)	$(3,411)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.02)	$(0.13)	$(0.05)
		-
Diluted	$(0.07)	$(0.02)	$(0.13)	$(0.05)

Weighted average number of common shares and equivalents:
Basic	75,953,916	75,547,574	75,915,864	75,362,521

Diluted	75,953,916	75,547,574	75,915,864	75,362,521

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,498	$38,739
Restricted cash - current	618	454
Accounts receivable, net of allowance of $225 and $180 at 2022 and 2021, respectively	3,748	5,406
Inventories, net	7,786	4,433
Prepaid expenses and other current assets	991	2,356
Total current assets	46,641	51,388
Property and equipment, net	3,260	2,632
Restricted cash	1,006	952
Operating lease right-of-use assets	5,553	5,735
Prepaid and other non-current assets	218	278
Total assets	$56,678	$60,985

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,244	$4,189
Accrued liabilities	2,126	2,528
Deferred revenue	6,959	6,277
Current portion of operating lease liabilities	328	268
Total current liabilities	13,657	13,262
Long-term deferred revenue	1,630	2,238
Operating lease liabilities	5,663	5,842
Other liabilities	202	219
Total liabilities	21,152	21,561

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,386 and 22,387 shares outstanding at 2022 and 2021, respectively	5,584	5,584
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2022 and 2021	6	6
Common stock, par value $0.001; 300,000,000 shares authorized, 74,686,056 and 74,618,240 shares issued at 2022 and 2021, respectively	75	75
Additional paid-in capital	537,963	532,641
Treasury stock, 4,015 shares at 2022 and 2021	(206)	(206)
Accumulated deficit	(507,896)	(498,676)
Total stockholders’ equity	29,942	33,840
Total liabilities and stockholders’ equity	$56,678	$60,985